Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION

REPORTS FIRST QUARTER 2005 RESULTS

CONTINUED STRONG CUSTOMER DEMAND FOR CABLEVISION’S SERVICES

DRIVES INCREASES IN CONSOLIDATED REVENUE AND AOCF

Bethpage, N.Y., May 5, 2005 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the first quarter ended March 31, 2005.  Consolidated net revenue grew 6% to over $1.2 billion, operating income increased $69.9 million to $74.9 million, and adjusted operating cash flow (AOCF)* grew 30% to $353.7 million, all as compared to the year-earlier period.  The company’s results reflect strong revenue growth in the company’s Telecommunications Services segment as well as revenue growth at AMC, IFC and WE networks, partially offset by lower revenue at Other Programming entities within the Rainbow segment and Madison Square Garden.

Highlights for the first quarter include:

•                  Basic subscriber gains for the fourth consecutive quarter in Cable Television

•                  Revenue Generating Unit (RGU) growth of over 341,000 new units during the quarter resulting from growth in video, high-speed data and voice customers

•                  More than 1.2 million RGUs added across Cable Television’s services from Q1’04

•                  Cable Television net revenue growth of 15% and AOCF growth of 19%

Cablevision President and CEO James L. Dolan commented: “Cablevision had a strong start to 2005 with solid gains in consolidated net revenues, operating income and adjusted operating cash flow, fueled largely by impressive revenue growth in the company’s core cable operations.  The company achieved basic sub growth in the first quarter that was greater than that achieved in the entire previous year, and continued to add to the highest penetration rates in the industry for high-speed data, digital video and our voice service, which enjoyed record-breaking growth in the period.”

“Rainbow Media’s AMC, IFC, and WE also had a solid first quarter.  This was driven by a significant increase in advertising revenue, principally at AMC, which experienced its strongest ratings quarter ever,” concluded Mr. Dolan.

Results from Continuing Operations

The operating results of FSN Ohio, FSN Florida and Rainbow DBS’s distribution operations are included in discontinued operations and are not presented in the table below.  The VOOM 21 HD Originals are included in the Rainbow segment for all periods presented.

Segment results for the periods ended March 31, 2005 and March 31, 2004 are as follows:

	Revenue		Operating income (loss)		AOCF
$ millions	2005	2004	2005	2004	2005	2004

Telecommunications	$851.1	$740.1	$111.7	$84.8	$325.4	$275.0
Rainbow	200.5	223.9	4.7	8.0	39.3	41.8
MSG	179.5	204.5	(11.9)	(34.8)	3.3	(19.8)
Other (including Eliminations)	(17.9)	(21.9)	(29.6)	(53.0)	(14.3)	(24.1)
Total Company	$1,213.2	$1,146.6	$74.9	$5.0	$353.7	$272.9

*  Adjusted operating cash flow (“AOCF”), a non-GAAP financial measure, is defined as operating income (loss) before depreciation and amortization, excluding employee stock plan charges or credits and restructuring charges or credits.  Please refer to page 4 for a discussion of our use of AOCF as a non-GAAP financial measure and page 5 for a reconciliation of AOCF to operating income and net loss.

Telecommunications Services – Cable Television and Lightpath

Telecommunications Services includes Cable Television — the company’s “Optimum” branded video, high-speed data, and voice residential and commercial services offered over its cable infrastructure — and its “Lightpath” branded, fiber-delivered commercial data and voice services.

First quarter Telecommunications Services net revenues rose 15% to $851.1 million, operating income increased 32% to $111.7 million, and AOCF increased 18% to $325.4 million, all as compared to the year-earlier period.

Cable Television

Cable Television includes the results of Optimum Online for business, previously reported as part of Lightpath operations.  Prior periods have been reclassified for comparative purposes.

Cable Television first quarter net revenues increased 15% to $813.5 million, operating income increased 29% to $120.5 million and AOCF rose 19% to $311.3 million, each compared to the year-earlier period.  The increases in revenue, operating income, and AOCF reflect the addition of over 1.2 million Revenue Generating Units from the first quarter 2004 resulting from growth in basic video, digital video, high-speed data, and voice customers.

Highlights include:

•                  Basic video customers up 21,800 or 0.7% from December and 40,927 or 1.4% from March 2004

•                  iO: Interactive Optimum digital video customers up 139,928 or 9% from December and  567,234 or 54% from March 2004

•                  Optimum Online high-speed data customers up 88,038 or 7% from December and 311,649 or 28% from March 2004

•                  Optimum Voice customers up 91,792 or 34% from December and 293,666 from March 2004, a four-fold increase

•                  Revenue Generating Units up 341,148 or 6% from December and 1,211,832 or 23% from March 2004

•                  Cable RPS of $91.18, up $2.85 or 3% from December and $11.35 or 14% from March 2004

•                  Advertising revenue up 12% from March 2004

•                  AOCF margin of 38.3% compared to 37.3% in March 2004

Lightpath

For the first quarter, Lightpath net revenues increased 22% to $47.7 million, operating losses increased 5% to $8.7 million and AOCF increased 14% to $14.1 million, each as compared to the prior year period.  The revenue and AOCF increases of 22% and 14%, respectively, are primarily attributable to revenue growth in data services over Lightpath’s fiber infrastructure.  The increase in Lightpath’s operating loss is primarily due to an increase in depreciation expense compared to the prior year period.  Lightpath revenue also includes Optimum Voice call completion activity, which has no impact on AOCF.

Rainbow

Rainbow consists of our AMC, IFC and WE national programming services as well as Other Programming that includes: FSN Chicago, FSN Bay Area, fuse, Mag Rack, News 12 Networks, MetroChannels, IFC Entertainment, VOOM 21 HD Originals, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow developmental ventures.

First quarter Rainbow net revenues decreased 10% to $200.5 million, operating income decreased 41% to $4.7 million and AOCF decreased 6% to $39.3 million, all compared to the year-earlier period.

AMC/IFC/WE

First quarter net revenues increased 7% to $135.0 million, operating income increased 19% to $47.8 million and AOCF increased 4% to $63.2 million, each compared to the prior year period.

First quarter results reflect:

•                  A 21% increase in advertising revenue driven by higher sellout rates, offset in part by higher marketing and production expenses

•                  AMC primetime ratings increase of 5% season-to-date

•                  Viewing subscriber increases of 11% at IFC, 6% at WE and 2% at AMC

Other Programming

First quarter net revenues decreased 32% to $72.3 million, operating loss increased to $43.1 million from $32.3 million, and the AOCF deficit increased to $23.9 million from $18.8 million, all as compared to the prior year period.  The decrease in revenue is primarily due to the loss of professional sports content at FSN Chicago as well as the timing of certain affiliate settlements received by the FSN networks in the first quarter of 2004.  The increased AOCF deficit and operating loss primarily reflect the lower revenue at the FSN networks, partially offset by lower expenses at the VOOM 21 HD Originals and MetroChannels.

Madison Square Garden

Madison Square Garden’s businesses include: MSG Network, FSN New York, the New York Knicks, the New York Rangers, the New York Liberty, the MSG Arena complex and Radio City Music Hall.

Madison Square Garden’s first quarter net revenue declined 12% to $179.5 million from $204.5 million in the first quarter of 2004.  Operating loss decreased to $11.9 million from a loss of $34.8 million and AOCF increased to $3.3 million from a deficit of $19.8 million, both as compared to the year-earlier period.

MSG’s first quarter results are primarily impacted by:

•                  The loss of NHL hockey games during the period which resulted in reduced revenues, more than offset by certain expense savings

•                  Higher Knicks ticket revenues and revenue gains at Radio City Entertainment

•                  Reduced Knicks luxury tax expense compared to the year-earlier period

Consolidated Results

Consolidated results exclude FSN Ohio, FSN Florida, and Rainbow DBS’s distribution operations, which are reflected in discontinued operations for all periods presented.

Consolidated first quarter results compared to the prior year period are as follows:

•                  Net revenues increased 6% to $1.2 billion, resulting from continued customer growth in Cable Television as well as revenue growth at AMC, IFC and WE networks, partially offset by lower revenues in Other Programming and at Madison Square Garden.

•                  Operating income totaled $74.9 million compared to $5.0 million and consolidated AOCF increased 30% to $353.7 million.  The increases in operating income and AOCF result from revenue growth in the Telecommunications Services segment, the expense reductions at Madison Square Garden discussed above, and decreases in other corporate general and administrative expenses.

2005 Outlook

The company affirms the previously issued full year 2005 guidance outlined below:

Cable Television
Basic video subscribers	+ 1.5% to 2.0%
Revenue generating unit (RGU) net additions	+ 1.0 to 1.25 million
Total revenue growth	mid teens*
Adjusted operating cash flow growth	mid teens*
Capital expenditures	$600 to $650 million

AMC/IFC/WE
Total revenue growth	mid to high single digit *
Adjusted operating cash flow growth	mid to high single digit *

* Percentage growth

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, excluding charges or credits related to our employee stock plan, including those related to the vesting of restricted shares, variable stock options and stock appreciation rights, and restructuring charges or credits.  We believe that the exclusion of such amounts allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of a fluctuating stock price (in the case of variable stock options and stock appreciation rights expense) or, in the case of restricted shares, the settlement of an obligation that will not be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of its business segments and the company on a consolidated basis.  AOCF and similar measures with other titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use revenue and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance presented in accordance with generally accepted accounting principles (“GAAP”).  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with other titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 5 of this release.

We define Free Cash Flow, which is a non-GAAP financial measure, as net cash from operating activities less capital expenditures, both of which are reported in our Statement of Cash Flows.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt service and other discretionary and non-discretionary items.  It is also one of several indicators of our ability to make investments and return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation’s leading entertainment and telecommunications companies.  Its cable television operations serve 3 million households in the New York metropolitan area.  The company’s advanced service offerings include its iO: Interactive Optimum digital television, Optimum Online high-speed Internet, Optimum Voice digital voice-over-cable, and its Lightpath integrated business communications services.  Cablevision’s Rainbow Media Holdings LLC operates several successful programming businesses, including AMC, IFC, WE and other national and regional networks.  In addition to its telecommunications and programming businesses, Cablevision owns Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty.  The company also operates New York’s famed Radio City Music Hall, and owns and operates Clearview Cinemas.  Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.

This earnings release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.  The company disclaims any obligation to update the forward-looking statements contained herein.

Contacts:	Charles Schueler	John Bier
	Senior Vice President	Senior Vice President
	Media and Community Relations	and Treasurer
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com

The 1Q 2005 earnings announcement will be Webcast live today at 10:00 a.m. EST

Conference call dial-in number is (973) 935-8507

Conference call replay number (973) 341-3080/ pin #5952717 until May 12, 2005

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2005 (a)	2004 (a)
Revenues, net	$1,213,198	$1,146,570
Adjusted operating cash flow	$353,693	$272,889
Stock plan expense	(14,861)	(10,938)
Restructuring charges	(606)	(2,790)
Operating income before depreciation and amortization	338,226	259,161
Depreciation and amortization (including impairments)	263,327	254,162
Operating income	74,899	4,999

Other income (expense):
Interest expense, net	(187,064)	(176,543)
Equity in net loss of affiliates	(2,020)	(2,990)
Write-off of deferred financing costs	—	(1,187)
Gain (loss) on investments, net	(11,141)	14,622
Gain (loss) on derivative contracts, net	(1,632)	1,387
Minority interests	2,001	9,576
Miscellaneous, net	134	(539)
Loss from continuing operations before income taxes	(124,823)	(150,675)
Income tax benefit	35,934	50,228
Loss from continuing operations	(88,889)	(100,447)
Loss from discontinued operations, net of taxes	(30,046)	(12,097)
Loss before extraordinary item	(118,935)	(112,544)
Extraordinary loss on investment, net of taxes	—	(7,436)
Net loss	$(118,935)	$(119,980)
Basic and diluted net loss per share:
Loss from continuing operations	$(0.31)	$(0.35)
Loss from discontinued operations	$(0.10)	$(0.04)
Extraordinary loss	$—	$(0.03)
Net loss	$(0.41)	$(0.42)
Basic weighted average common shares (in thousands)	287,856	286,842

(a)               Reflects the net operating results of FSN Ohio, FSN Florida and Rainbow DBS (distribution operations) as discontinued operations.

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO OPERATING INCOME

The following is a description of the adjustments to operating income included in this earnings release:

•                  Depreciation and amortization.  This adjustment eliminates depreciation, amortization and impairments of long-lived assets in all periods.

•                  Stock plan expense.  This adjustment eliminates the expense associated with vesting and marking to market of variable stock options, stock appreciation rights granted under our employee stock option plan, and charges related to the issuance of restricted shares.

•                  Restructuring charges.  This adjustment eliminates the charges recorded that are associated with costs related to the elimination of positions, facility realignment, and other related costs in all periods.

	Three Months Ended March 31,
	2005 (a)	2004 (a)
CONSOLIDATED FREE CASH FLOW CALCULATION (b)

Net cash provided by operating activities	$194,576	$129,191
Less: capital expenditures	(173,221)	(139,503)
Consolidated free cash flow	$21,355	$(10,312)

(a)          Excludes the net operating results and capital expenditures of FSN Ohio, FSN Florida and Rainbow DBS (distribution operations), which are reported in discontinued operations.  Discontinued operations used $57.4 million in cash in the three months ended March 31, 2005 and generated $56.2 million in cash for the three months ended March 31, 2004.

(b)         See non-GAAP financial measures on page 4 of this release for a discussion of Free Cash Flow.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

REVENUES, NET

	Three Months Ended March 31,		%
	2005 (a)	2004 (a)	Change

Cable Television (b)	$813,451	$705,159	15.4%
Lightpath (b)	47,742	39,227	21.7%
Eliminations (c)	(10,047)	(4,318)	(132.7)%
Total Telecommunications	851,146	740,068	15.0%
AMC/IFC/WE	134,966	126,180	7.0%
Other Programming (d)	72,258	105,835	(31.7)%
Eliminations (c)	(6,745)	(8,156)	17.3%
Total Rainbow	200,479	223,859	(10.4)%
MSG	179,493	204,517	(12.2)%
Other (e)	23,522	17,479	34.6%
Eliminations (f)	(41,442)	(39,353)	(5.3)%
Total Cablevision	$1,213,198	$1,146,570	5.8%

(a)                      Excludes the net revenues of FSN Ohio, FSN Florida and Rainbow DBS (distribution operations) which are reported in discontinued operations.

(b)                     Optimum Online for business has been reclassified from Lightpath to Cable Television for all periods presented.

(c)                      Represents intra-segment revenues.

(d)                     Includes FSN Chicago, FSN Bay Area, fuse, Mag Rack, News 12 Networks, MetroChannels, IFC Entertainment, VOOM 21 HD Originals, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow developmental ventures.

(e)                      Represents net revenues of Clearview Cinemas and PVI Virtual Media, which was consolidated in the second quarter of 2004 in accordance with FIN 46.

(f)                        Represents inter-segment revenues.

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING CASH FLOW

	Operating Income (Loss) (a)			Adjusted Operating Cash Flow (a)
	Three Months Ended March 31,		%	Three Months Ended March 31,		%
	2005	2004	Change	2005	2004	Change
Cable Television (b)	$120,471	$93,108	29.4%	$311,286	$262,686	18.5%
Lightpath (b)	(8,730)	(8,305)	(5.1)%	14,107	12,361	14.1%
Total Telecommunications	111,741	84,803	31.8%	325,393	275,047	18.3%
AMC/IFC/WE (c)	47,778	40,333	18.5%	63,186	60,673	4.1%
Other Programming (c)(e)	(43,073)	(32,301)	(33.3)%	(23,852)	(18,835)	(26.6)%
Total Rainbow	4,705	8,032	(41.4)%	39,334	41,838	(6.0)%
MSG	(11,915)	(34,753)	65.7%	3,259	(19,822)	116.4%
Other (d)	(29,632)	(53,083)	44.2%	(14,293)	(24,174)	40.9%
Total Cablevision	$74,899	$4,999	—	$353,693	$272,889	29.6%

(a)          Excludes the operating income (loss) and AOCF of FSN Ohio, FSN Florida and Rainbow DBS (distribution operations) which are reported in discontinued operations.

(b)         Optimum Online for business has been reclassified from Lightpath to Cable Television for all periods presented.

(c)          Operating income (loss) for AMC/IFC/WE and Other Programming for the 2004 period has been reclassified to reflect the push down from Rainbow Media Holdings of certain amortization expense of acquired intangibles and depreciation expense relating to the fair value step up of fixed assets.

(d)         Includes operating results of Clearview Cinemas, PVI Virtual Media and certain corporate general and administrative costs. For 2005, it also includes certain corporate general and administrative costs allocated to FSN Ohio, FSN Florida and Rainbow DBS (distribution operations) that are not expected to be eliminated immediately upon the disposition or shut down of these businesses.

(e)          Includes FSN Chicago, FSN Bay Area, fuse, Mag Rack, News 12 Networks, MetroChannels, IFC Entertainment, VOOM 21 HD Originals, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow developmental ventures.

CABLEVISION SYSTEMS CORPORATION

SUMMARY OF OPERATING STATISTICS

(Unaudited)

CABLE TELEVISION

	March 31, 2005	December 31, 2004	March 31, 2004

Revenue Generating Units
Basic Video Customers (a)	2,984,801	2,963,001	2,943,874
iO Digital Video Customers	1,622,952	1,483,024	1,055,718
Optimum Online High-Speed Data Customers	1,440,579	1,352,541	1,128,930
Optimum Voice Customers	364,480	272,688	70,814
Residential Telephone Customers	9,002	9,412	10,646
Total Revenue Generating Units	6,421,814	6,080,666	5,209,982

Customer Relationships (b)	3,122,463	3,095,735	3,059,439

Homes Passed	4,453,290	4,443,229	4,407,737

Penetration
Basic Video to Homes Passed	67.0%	66.7%	66.8%
iO Digital to Basic Penetration	54.4%	50.1%	35.9%
Optimum Online to Homes Passed	32.3%	30.4%	25.6%
Optimum Voice to Homes Passed	8.2%	6.1%	1.6%

Monthly Churn
Basic Video	1.6%	1.9%	1.7%
iO Digital Video	2.2%	2.5%	2.7%
Optimum Online High-Speed Data	1.9%	2.2%	2.0%

Revenue for the three months ended
(dollars in millions)
Video (c)	$563	$545	$526
High-Speed Data (d)	180	170	143
Voice	29	22	7
Advertising	23	30	20
Other (e)	18	17	9
Total Cable Television Revenue (d)	$813	$784	$705

Average Monthly Revenue per Basic Video Customer (“RPS”) (d) (f)	$91.18	$88.33	$79.83

(a)          As a result of a bulk account analysis in the second quarter of 2004, the company increased the number of basic video subscribers reported as of March 31, 2004 by approximately 2,690.

(b)         Number of customers who receive at least one of the company’s services, including business modem only customers.  Prior periods have been adjusted for comparative analysis.

(c)          Video revenue includes analog, digital, PPV, VOD and SVOD revenue.

(d)         Optimum Online for business has been reclassified from Lightpath to Cable Television for all periods presented.

(e)          Includes installation revenue, NY Interconnect, home shopping and other product offerings.

(f)            RPS is calculated by dividing average monthly revenue for the quarter by the average number of basic video subscribers for the quarter.

RAINBOW

	March 31, 2005	December 31, 2004	March 31, 2004

Viewing Subscribers
(in thousands)
AMC	76,600	76,100	74,800
WE	50,700	49,900	47,700
IFC	35,300	34,600	32,000
fuse	34,200	33,100	31,500
Consolidated Regional Sports (Bay Area & Chicago)	6,000	7,300	7,000
Non-Consolidated Regional Sports (New England)	3,700	3,800	3,600

CABLEVISION SYSTEMS CORPORATION

CAPITALIZATION AND LEVERAGE

(Dollars in thousands)

(Unaudited)

CAPITALIZATION

March 31, 2005 (a)
Cash and Cash Equivalents	$753,542

Bank debt	$2,507,201
Collateralized indebtedness	1,366,739
Senior notes and debentures	5,991,863
Senior subordinated notes and debentures	746,329
Notes payable(b)	150,000
Capital lease obligations	68,056
Debt	$10,830,188

LEVERAGE

Debt	$10,830,188
Less: collateralized indebtedness (c) and cash	(2,120,281)
Net debt	$8,709,907

Ratio
Consolidated net debt/adjusted operating cash flow (d)	5.4
Restricted Group leverage (Bank Test)	5.0
CSC Holdings notes and debentures ratio (e)	5.0
Cablevision notes ratio (f)	6.1
Rainbow National Services notes ratio (g)	5.6

(a)          Excludes the cash and liabilities of FSN Ohio, FSN Florida and Rainbow DBS (distribution operations) which are reported as held for sale.

(b)         The $150 million notes payable to News Corporation were cancelled on April 8, 2005 upon the closing of the Fox Sports reorganization.

(c)          Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company’s only obligation at maturity is to deliver the stock or its cash equivalent.

(d)         Adjusted operating cash flow is annualized based on the quarterly results, except with respect to Madison Square Garden, which is based on a trailing 12 months due to its seasonal nature.  The $150 million notes payable to News Corporation are excluded for leverage calculation purposes.

(e)          Reflects debt to cash flow ratio applicable under the CSC Holdings senior and senior subordinated notes indentures.   The annualized AOCF (as defined) used in the Restricted Group bank leverage test and for the CSC Holdings indentures test is $1.29 billion.

(f)            Reflects debt to cash flow ratio under the Cablevision senior notes indentures.

(g)         Reflects debt to cash flow ratio under the Rainbow National Services notes indenture. The annualized AOCF (as defined) used in the notes ratio is $252.0 million.

CABLEVISION SYSTEMS CORPORATION

CAPITAL EXPENDITURES

(Dollars in thousands)

(Unaudited)

CAPITAL EXPENDITURES

	Three Months Ended March 31,
	2005 (a)	2004 (a)

Consumer premise equipment	$131,705	$101,537
Scalable infrastructure	6,604	6,516
Line extensions	7,795	5,181
Upgrade/rebuild	1,211	723
Support	6,583	5,304
Total Cable Television (b)	153,898	119,261
Lightpath (b)	6,704	8,726
Total Telecommunications	160,602	127,987
Rainbow	4,721	9,004
MSG	1,161	539
Other (Corporate and Theatres)	6,737	1,973
Total Cablevision	$173,221	$139,503

(a)          Excludes the capital expenditures of FSN Ohio, FSN Florida and Rainbow DBS (distribution operations) which are reported as discontinued operations.

(b)         Optimum Online for business has been reclassified from Lightpath to Cable Television for all periods presented.